UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A

 FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SYS
(Exact Name of Registrant as Specified in Its Charter)

California	95-2467354
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

5050 Murphy Canyon Road, Suite 200, San Diego, CA	92123
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock, no par value	American Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [  ]

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  Description of Registrant's Securities to be Registered.

GENERAL

The capital stock of SYS (the "Registrant") to be registered on the American Stock Exchange is the Registrant's Common Stock.  The Registrant's restated Articles of Incorporation authorize the issuance of up to 48,000,000 shares of Common Stock, no par value, 250,000 shares of Preferred Stock, $0.50 par value, and 2,000,000 shares of Preference Stock, $1.00 par value.  As of December 24, 2004, 8,161,566 shares of Common Stock and no Preferred or Preference Stock were issued and outstanding.

COMMON STOCK

The Company's Articles of Incorporation authorize the issuance of 48,000,000 shares of common stock, no par value per share. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of common stock have cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors, in its discretion, from funds legally available therefore. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares.

PREFERRED AND PREFERENCE STOCK

The Company's Articles of Incorporation authorize the issuance of 250,000 shares of nonvoting convertible preferred stock with a par value of $0.50 per share, of which none are outstanding at the time of this filing.

The Company's Articles of Incorporation also authorize the issuance of 2,000,000 shares of nonvoting convertible preference stock, of which none are outstanding at the time of this filing.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Registrant's Common Stock is Mellon Investor Services LLC.

Item 2. Exhibits.

None

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SYS
(Registrant)

Date: December 29, 2004	By:	/s/ Edward M. Lake
Edward M. Lake
Chief Financial Officer